Exhibit 10.32

LOAN AGREEMENT

between

HAMPTON REDEVELOPMENT AND HOUSING AUTHORITY

and

OLDE HAMPTON HOTEL ASSOCIATES, A VIRGINIA LIMITED PARTNERSHIP

Dated as of December 1, 1998

NOTE:	THIS LOAN AGREEMENT HAS BEEN ASSIGNED TO, AND IS SUBJECT TO A SECURITY INTEREST IN FAVOR OF, CRESTAR BANK, RICHMOND, VIRGINIA, AS TRUSTEE UNDER AN INDENTURE OF TRUST DATED AS OF THE DATE HEREOF, BETWEEN THE AUTHORITY AND SUCH TRUSTEE, AS AMENDED OR SUPPLEMENTED FROM TIME TO TIME. INFORMATION CONCERNING SUCH SECURITY INTEREST MAY BE OBTAINED FROM THE TRUSTEE AT 919 EAST MAIN STREET, RICHMOND, VIRGINIA 23219.

i

ii

Testimonium	30
Signatures	30
Receipt	31

Exhibit A: Form of Notes

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This LOAN AGREEMENT, dated as of December 1, 1998, between the HAMPTON REDEVELOPMENT AND HOUSING AUTHORITY, a political subdivision of the Commonwealth of Virginia (the “Authority”), and OLDE HAMPTON HOTEL ASSOCIATES, A VIRGINIA LIMITED PARTNERSHIP (the “Company”), provides;

W I T N E S S E T H :

WHEREAS, the Authority is a political subdivision of the Commonwealth of Virginia created by Chapter 1, Title 36, Code of Virginia of 1950, as amended (the “Act”) and, authorized thereby to make loans for assistance in acquisition, construction, equipping or maintaining commercial or other buildings and to issue its revenue bonds therefor;

WHEREAS, the Peninsula Ports Authority of Virginia issued its $10,000,000 Revenue Refunding Bonds (Olde Hampton Hotel Associates Project), Series 1986 (the “PPAV Bonds”), to refund its prior bonds issued to finance a portion of the cost of the acquisition, construction and equipping of a hotel, currently operated as a Radisson Hotel, and a parking garage containing certain retail space, all located in a redevelopment project in the City of Hampton, Virginia (the “Project”);

WHEREAS, to further the purposes of the Act, the Authority proposes to issue and sell its $8,640,000 First Mortgage Revenue Refunding Bonds (Olde Hampton Hotel Associates Project), Series 1998A (the “Series 1998A Bonds”), and its $390,000 Taxable First Mortgage Revenue Bonds (Olde Hampton Hotel Associates Project), Series 1998B (the “Series 1998B Bonds” and collectively with the Series 1998A Bonds, the “Bonds”), pursuant to an Indenture of Trust dated as of the date hereof (the “Indenture”), between the Authority and Crestar Bank, as Trustee, for the benefit of the Company for the purpose of redeeming the outstanding principal, amount of the PPAV Bonds and paying certain costs related to such issuance and redemption, in order to refinance the Project; and

WHEREAS, in consideration thereof, the Company will deliver to the Authority two non-recourse promissory notes (the “Notes”), one in the principal amount of $8,640,000, with respect to the Series 1998A Bonds, and one in the principal amount of $390,000 with respect to the Series 1998B Bonds, each in the form attached as Exhibit A ;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

SECTION 1.1. Definitions. All words and terms defined in Article I of the Indenture shall have the same meanings in this Loan Agreement, unless the context otherwise requires. In addition, the following words and terms shall have the following meanings, unless the context otherwise requires:

“Bond Documents” shall mean this Loan Agreement, the Indenture, the Bond Purchase and Placement Agreement, the Notes, the Bonds, the Deed of Trust, the Security Agreement and the Assignment.

“City” means the City of Hampton, Virginia.

“Consultant” means a nationally recognized consultant or firm of consultants, or an independent certified public accountant or firm of independent certified public accountants, which is qualified and has skill and experience in the preparation of lodging industry management studies and financial feasibility studies for use in connection with the financing and operation of facilities similar to the Project and which is approved by the Majority Owners.

“Continuing Disclosure Agreement” means the Continuing Disclosure Agreement dated as of the date hereof entered into by the Company in accordance with Section 5.17.

“Damages” means liabilities, obligations, claims, damages, penalties, fines, losses, costs and expenses, including without limitation reasonable legal counsel fees and expenses.

“Debt” means, without duplication, (a) all indebtedness or obligations of the Company for borrowed moneys or which has been incurred in connection with the acquisition, equipping or operating of the Project; (b) all indebtedness, no matter how created or the purpose for the incurrence of such indebtedness, secured by the Project or any portion thereof or its revenues; (c) the liability of the Company under any lease or installment purchase contract of real or personal property which is properly capitalized on the balance sheet of the Company in accordance with generally accepted accounting principles; and (d) with respect to any guaranty by the Company, that portion of the principal amount of the indebtedness or other obligation guaranteed or in effect guaranteed by the Company.

“Equipment Debt” means debt incurred or assumed by the Company to acquire (by lease, purchase or otherwise), and to be secured solely by, equipment, machinery, fixtures, motor vehicles and other personal property to be used in the operation of the Project.

“Event of Default” shall mean any of the events enumerated in Section 7.1.

“GAAP” means generally accepted accounting principles, consistently applied.

“Indemnitees” means the Authority, the Trustee, the Deed of Trust Trustees, Bondholders and their respective past, present and future officers, commissioners, directors, employees and agents.

“Insurance Consultant” shall mean a person or firm appointed by the Company and reasonably satisfactory to the Trustee, qualified to assess insurance risks and to recommend insurance coverage for lodging facilities and organizations engaged in operations similar to that of the Project, and who may be a broker or agent with whom the Company transacts business.

“Majority Owners” means the holders of a majority in principal amount of Bonds then Outstanding.

“Management Company” shall mean (a) KSW Management, L.L.C., a Virginia limited liability company or (b) such successors and assigns which are approved by the Majority Owners,

“Net Income” shall mean (a) all operating revenues of the Company actually received by the Company plus interest earned on funds and accounts held under the Indenture and available for transfer to the Bond Fund (not including bad debt allowances, unrealized gains or losses or any gain or loss from release of debt or sale of an asset not in the ordinary course of business or other extraordinary items and not including proceeds of insurance other than business interruption insurance) less (b) all reasonable operating expenses of the Company relating to the Project, including regular management fees and deposits to the Replacement Reserve Fund, but excluding from such operating expenses, interest on any line of credit held in the Debt Service Reserve Fund, interest or principal on the Bonds or any other indebtedness, depreciation, amortization, any extraordinary fees or expenses payable to any partner of the Company, bad debt reserves, partnership dues, or losses on sales of assets, all determined in accordance with generally accepted accounting principles consistently applied.

“Net Proceeds” when used with respect to any insurance recovery or condemnation award, shall mean the gross proceeds from such insurance recovery or condemnation award remaining after payment of reasonable attorneys’ fees, fees and expenses of the Trustee and all other expenses properly incurred in the collection of such gross proceeds.

“Payment of the Bonds” shall mean payment in full of the principal of, premium, if any, and interest on the Bonds or provision for such payment sufficient to discharge the Indenture as provided therein.

“Permitted Debt” means (a)(i) the Company’s obligations to make payments pursuant to this Loan Agreement under the Notes and (ii) any Debt incurred to redeem or refund Permitted Debt, and (b)(i) any Equipment Debt, (ii) any unsecured Debt and (iii) any Subordinated Debt incurred by the Company, all in accordance with Section 5.16 of this Agreement.

“Permitted Encumbrances” shall mean, as of any particular time, (a) liens for ad valorem taxes and special assessments not then due or payable; (b) the Loan Agreement, the Security Agreement, the Deed of Trust, the Assignment and any security interests or other liens created thereby; (c) utility, access and other easements and rights of way, reciprocal easements, operating agreements, management contracts, mineral rights, restrictions and exceptions that will not interfere with or impair the operations of the Project and specifically including those set forth on Schedule B-l to, or that are insured over by, the mortgagee title policy described in Section 207(e) of the Indenture, or that will not interfere with or impair the operation of the Project; (d) unfiled mechanics’ and materialmen’s liens or mechanics’ and materialmen’s liens permitted by Section 18 of the Deed of Trust; (e) easements and other rights permitted to be granted pursuant to Section 7 of the Deed of Trust; and (f) liens on equipment or other property subject to leases or subordinate liens to the extent permitted by Section 5.16 of this Loan Agreement.

“Significant Owner” shall mean any owner of $500,000 or more of the principal amount of Bonds, including beneficial owners thereof. For purposes of determining whether an owner holds at least $500,000 in aggregate principal amount of Bonds Outstanding for the purposes of this Loan Agreement, (a) ownership by owners which are affiliates shall be aggregated, and (b) the amount of the Bonds owned shall be based upon the original principal amount of the Bonds owned without regard to redemptions. For such purpose, an owner is an affiliate of another if the first controls the second, is controlled by the second or is under common control with the second, or if both owners share a common investment advisor (or affiliated investment advisors). The Trustee shall be entitled to rely upon a certificate of any owner with respect to such matters.

“Subordinated Debt” means (a) the $1,851,000 loan to the Company from the Authority evidenced by the Company’s amended and restated promissory note and secured by an amended and restated deed of trust, each dated as of April 1, 1994, pursuant to the terms of Urban Development Action Grant Agreement No. B-85-AA-51-0203, with a Revision and Amendment thereto dated February 28, 1986, and a Second Revised Loan Agreement dated as of December 5, 1985, amended by a Modification and Extension Agreement dated as of April 1, 1994 (the “Second Agreement”), among the Authority, the City and the Company; (b) the $3,477,000 loan to the Company from the Authority evidenced by the Company’s amended and restated promissory note and secured by an amended and restated deed of trust, each dated as of April 1, 1994, pursuant to the terms of the Second Agreement; (c) the $1,000,000 line of credit to the Company from the Authority evidenced by the Company’s amended and restated promissory note and an amended and restated deed of trust each dated as of April 1, 1994, pursuant to the terms of the Second Agreement; and (d) any replacement Debt issued therefor secured by a lien on the Project or Project revenues that is subordinate to the lien of the Deed of Trust and to the payments secured thereby.

SECTION 1.2. Rules of Construction. The following rules shall apply to the construction of this Loan Agreement unless the context otherwise requires:

(a) Words importing the singular number shall include the plural number and vice versa.

(b) Words importing the prepayment or redemption or calling for prepayment or redemption of Bonds shall not be deemed to refer to or connote the Payment of the Bonds at their stated maturity.

(c) All references herein to particular articles or sections are references to articles or sections of this Loan Agreement.

(d) The headings herein are solely for convenience of reference and shall not constitute apart of this Loan Agreement, nor shall they affect its meaning, construction or effect.

ARTICLE II

REPRESENTATIONS AND FINDINGS

SECTION 2.1. Representations and Findings by Authority. The Authority makes the following representations and findings as the basis for its undertakings hereunder:

(a) The Authority is duly organized under the Act and has the power to (i) execute and deliver this Loan Agreement, the assignments of the Notes, the Indenture and the Bonds and to perform its obligations hereunder and thereunder, (ii) issue the Bonds to refinance the Company’s acquisition and construction of the Project, and (iii) carry out its other obligations hereunder, under the Indenture and the Bonds. The Authority by proper corporate action has duly authorized the execution and delivery of this Loan Agreement the assignments of the Notes, and the Indenture, the performance of its obligations hereunder and thereunder and the issuance of the Bonds and, simultaneously with the execution and delivery of this Loan Agreement, has duly executed and delivered the Indenture, and issued and sold the Bonds.

(b) The Authority is not in default in the payment of the principal of or interest on any of its indebtedness for borrowed money and is not in default under any instrument under or subject to which any indebtedness for borrowed money has been incurred, and no event has occurred and is continuing under the provisions of any such instrument that with the lapse of time or the giving of notice, or both, would constitute an event of default thereunder.

(c) The Authority is not (i) in violation of the Act or any existing law, rule or regulation applicable to it or (ii) in default under any indenture, mortgage, deed of trust, lien, lease, contract, note, order, judgment, decree or other agreement, instrument or restriction of any kind to which any of its assets are subject. The execution and delivery by the Authority of this Loan Agreement, the assignments of the Notes, the Indenture and the Bonds, and its compliance with the terms and conditions hereof and thereof will not conflict with or result in the breach of or constitute a default under any of the above described documents or other restrictions.

(d) No further approval, consent or withholding of objection on the part of any regulatory body, federal, state or local, is required in connection with (i) the issuance and delivery of the Bonds by the Authority, (ii) the execution or delivery of or compliance by the Authority with the terms and conditions of this Loan Agreement or the Indenture, or (iii) the assignment by the Authority of its rights under this Loan Agreement and the Notes (except for the Unassigned Rights of the Authority). The performance by the Authority of its obligations in the manner and under the terms and conditions as provided herein will comply with all applicable federal, state and local laws and any rules and regulations promulgated thereunder by any regulatory authority or agency,

(e) No litigation, inquiry or investigation of any kind in or by any judicial or administrative court or agency is pending or, to its knowledge, threatened against the Authority with respect to (i) the organization and existence of the Authority, (ii) its authority to execute or deliver this Loan Agreement, the Indenture or the Bonds, (iii) the validity or enforceability of any of such documents or instruments or the transactions contemplated hereby or thereby, (iv) the title of any officer of the Authority who executed such documents or instruments, or (v) any authority or proceedings related to the execution or delivery of such documents or instruments on behalf of the Authority, and no such authority or proceedings have been repealed, revoked, rescinded or amended but are in full force and effect.

(f) The Authority has found and determined that issuance of the Bonds to refinance the Project will be consistent with the purposes of the Act.

SECTION 2.2. Representations, Covenants and Warranties of the Company. The Company makes the following representations as the basis for the Company’s undertakings hereunder:

(a) The Company is a limited partnership duly formed and validly existing under the laws of the Commonwealth of Virginia.

(b) The Company has the partnership power to enter into the Bond Documents to which it is a party and the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder and by proper partnership action has duly authorized the execution and delivery of the Bond Documents to which it is a party and the performance of its obligations hereunder and thereunder.

(c) The execution and delivery of the Bond Documents to which it is a party and the performance by the Company of the Company’s obligations hereunder and thereunder, and the consummation of the transactions contemplated therein are within the powers of the Company and will not (i) violate its partnership agreement or certificate of partnership, (ii) constitute a default under any material agreement or other instrument to which the Company is a party or by which the Company is bound, (iii) to the best of its knowledge, violate any constitutional or statutory provision or material order, rule, regulation, decree or ordinance of any court, government or governmental authority having jurisdiction over the Company or the Company’s property, or (iv) except as contemplated by the Bond Documents, result in the creation or imposition of any lien, charge or encumbrance whatsoever upon any of the property or assets of the Company under the terms of any instrument or agreement.

(d) The Company currently intends to operate the Project as a hotel or similar overnight lodging facility (including associated restaurant and dining facilities) and a parking garage and retail facility until Payment of the Bonds.

(e) The Company is not in default in the payment of the principal of or interest on any of its indebtedness for borrowed money and is not in default under any material instrument under and subject to which any indebtedness has been incurred, and no event has occurred and is continuing under the provisions of any such agreement that with the lapse of time or the giving of notice, or both, would constitute an event of default thereunder.

(f) There is no litigation at law or in equity or any proceeding before any governmental agency involving the Company pending or, to the best of the knowledge of the Company, threatened, in which any liability of the Company is not adequately covered by insurance or in which any judgment or order would have a material adverse effect upon the business or assets of the Company or which would affect its existence or authority to do business, the operation of the Project, the validity of the Bond Documents or the performance of the Company’s obligations thereunder.

(g) The Company has obtained (i) all consents, approvals, authorizations and orders of any governmental or regulatory authority that are required to be obtained by the Company as a condition precedent to the issuance of the Bonds or the execution and delivery of the Bond Documents to which it is a party or the performance by the Company of its obligations hereunder or thereunder and (ii) all permits and licenses necessary to operate the Project, which all are in full force and effect and with respect to which the Company has no notice of any pending violations that have not been remedied.

(h) The Company will cause the proceeds of the Bonds to be applied as described in Article V of the Indenture.

(i) The Project complies in all material respects with all zoning and land use ordinances and environmental protection laws presently applicable to the operations and the occupancy and use of the Project.

(j) No document or instrument executed or delivered by the Company, nor any information (financial or otherwise) furnished by or on behalf of the Company in connection with the negotiation of the sale of the Bonds contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein not misleading. There is no fact that the Company has not disclosed in writing to the Authority that materially adversely affects, or so far as the Company can now foresee, based on facts known to it and based on opinions of the Company’s partners, employees, agents and advisors concerning such facts, will materially adversely affect the properties, business, prospects, profits or condition, financial or otherwise, of the Company, or the ability of the Company to perform its obligations under the Bond Documents.

ARTICLE III

THE PROJECT; ISSUANCE OF THE BONDS

SECTION 3.1. Issuance of Bonds; Application of Bond Proceeds. To provide funds to refinance the Project, the Authority, concurrently with or as soon as practicable after the execution of this Loan Agreement, will issue the Bonds and deposit the proceeds thereof with the Trustee as provided in Article V of the Indenture.

SECTION 3.2. Compliance with Indenture. The Authority, at the request of the Company, shall (a) at any time moneys held pursuant to the Indenture are sufficient to effect redemption or prepayment of the Bonds and if the same are redeemable or may be prepaid under the Indenture, take all steps that may be necessary to effect redemption or prepayment thereunder; and (b) take any other action authorized under the Indenture.

SECTION 3.3. Limitation of Authority’s Liability. Anything contained in this Loan Agreement to the contrary notwithstanding, any obligation the Authority may incur hereunder for the payment of money shall not be deemed to constitute a debt or general obligation of the Authority within any constitutional or statutory limitations but shall be payable solely from the revenues and receipts derived pursuant to this Loan Agreement, including payments received under the Notes.

No covenant, agreement or obligation contained herein shall be deemed to be a covenant, agreement or obligation of a present or future director, officer, employee or agent of the Authority in his individual capacity, and neither the directors of the Authority nor any officer thereof executing the Bonds shall be liable personally on the Bonds or be subject to any personal liability or accountability by reason of the issuance thereof. No director, officer, employee or agent of the Authority shall incur any personal liability with respect to any other action taken by him pursuant to this Loan Agreement or the Act, provided he does not act in bad faith.

The obligations of the Authority hereunder shall not be deemed to constitute a debt or pledge of the faith and credit of the Commonwealth of Virginia or any political subdivision thereof, including the Authority. Neither the Commonwealth of Virginia nor any political subdivision thereof, including the Authority, shall be obligated to pay the obligation hereunder or other costs incident thereto except from the revenues and receipts pledged therefor, and neither the faith and credit nor the taxing power of the Commonwealth of Virginia or any political subdivision thereof, including the Authority, is pledged to the payment of the obligations hereunder. The Authority has no taxing power.

SECTION 3.4. Title Insurance. The Company shall promptly obtain title insurance on the Project in favor of the Trustee in the form of a mortgagee title policy in the face amount equal to $9,030,000 issued by a company duly authorized to issue the same. Any Net Proceeds payable to the Trustee thereunder shall be used as provided in Section 9 of the Deed of Trust.

SECTION 3.5. Recordation. The Company shall record the Deed of Trust and the Assignment and any amendments thereto in the Clerk’s Office of the Circuit Court for the City of Hampton, Virginia (the “Clerk’s Office”) and shall file Virginia UCC-1 forms in the Clerk’s Office and at the State Corporation Commission offices in Richmond, Virginia,

ARTICLE IV

PAYMENT

SECTION 4.1. Amounts Payable. (a) Subject to the provisions of Section 9.6, the Company shall make all payments required by the Notes as and when they become due.

(b) The Company shall also pay, as and when the same become due:

(1) To the Trustee, its reasonable fees for services rendered and for expenses reasonably incurred by it as Trustee under the Indenture and as bond registrar and paying agent on the Bonds, including the reasonable fees and disbursements of its counsel, the reasonable fees and expenses of any other paying agents and all other amounts that the Company herein assumes or agrees to pay, including any cost or expense necessary to cancel and discharge the Indenture upon Payment of the Bonds.

(2) On the closing date, to the Authority its one time administration fee of $45,000.

(3) To the Trustee and the Authority, all other amounts that the Company agrees to pay under the terms of this Loan Agreement.

(4) To the Trustee, (i) to fund the Replacement Reserve Fund for payment of capital expenses of replacing furniture, fixtures and equipment and such other expenditures described in Section 604 of the Indenture, 3% of the preceding month’s gross revenues of the Project not later than the 15th day of each month beginning in January, 1999 and (ii) for deposit in the Debt Service Reserve Fund, amounts in cash or alternatives in lieu thereof in accordance with the Indenture necessary to replenish the Debt Service Reserve Requirement not later than (A) 90 days after the occurrence of such deficiency and (B) 30 days prior to the stated expiration of any such alternative which has not been extended in accordance with Section 603(a) of the Indenture.

(5) All other amounts that the Company agrees to pay under the terms of this Loan Agreement, including payments required by Section 5.4.

(c) (1) Commencing January 4, 1999, and continuing thereafter on the first Business Day of each month, the Company shall deposit or cause to be deposited with the Trustee an amount equal to 1/6 of the semi-annual estimated real estate taxes with respect to the Project on the next date when such taxes shall be due and payable.

(2) Commencing January 4, 1999, and continuing on the first Business Day of each month thereafter the Company shall deposit or cause to be deposited with the Trustee an amount equal to 1/12 of the amount of aggregate annual insurance premiums with respect to insurance required by Section 5.2 estimated to be due with respect to the Project.

(3) The Trustee shall disburse such amounts described in this subsection (c) to or at the direction of the Company upon receipt of a copy of the real estate tax bill from the taxing authority or invoice from the insurance provider, as applicable, specifying the amount due and its due date. The Company shall have the responsibility for paying the real estate taxes and insurance premiums with respect to the Project on a timely basis prior to their being due and payable, without the incurrence of any additional changes, interest or penalties.

SECTION 4.2. Payments Assigned. It is understood and agreed that all payments hereunder, as well as the Authority’s other rights under this Loan Agreement and the Notes (except the Unassigned Rights of the Authority) are assigned by the Indenture to the Trustee. The Company consents to such assignment and agrees to pay to the Trustee all amounts payable by the Company that are so assigned.

SECTION 4.3. Default in Payments. If the Company should fail to make payments required by the Notes or this Loan Agreement when due, the Company shall pay interest on such overdue principal at the interest rate on such overdue principal and, to the extent permitted by law, the Company shall pay interest on such overdue interest at such interest rate.

SECTION 4.4. Obligations of Company Unconditional. Subject to the provisions of Section 9.6, the obligation of the Company to make payments pursuant to Section 4.1 and to perform and observe all other covenants, conditions and agreements hereunder shall be a general obligation of the Company and shall be absolute and unconditional, irrespective of any defense or any rights of setoff, recoupment or counterclaim it might otherwise have against the Authority or the Trustee. Subject to prepayment of the Notes in full and termination of this Loan Agreement as provided herein, the Company shall not suspend or discontinue any such payment hereunder or fail to observe and perform any of its other covenants, conditions and agreements hereunder for any cause, including without limitation, any acts or circumstances that may constitute an eviction or constructive eviction, failure of consideration, failure of title to any part or all of the Project, or commercial frustration of purpose, or any damage to or destruction or condemnation of all or any part of the Project, or any change in the tax or other laws of the Commonwealth of Virginia or any political subdivision of either, or any failure of the Trustee, as assignee of the Authority, to observe and perform any covenant, condition or agreement, whether express or implied, or any duty, liability or obligation arising out of or in connection with the Indenture or this Loan Agreement. Notwithstanding the foregoing or any other provision of this Loan Agreement, the Company does not waive, and shall not be prevented from otherwise enforcing, any rights it may have against the Authority or the Trustee; provided, however, that the Company may not recover damages from the Authority. The Company may, after giving to the Authority and the Trustee ten days’ notice of its intention to do so, at its own expense and in its own name or, with the consent of the Authority, which consent shall not be unreasonably withheld, in the name of the Authority, prosecute or defend any action or proceeding or take any other action involving third persons that the Company deems reasonably necessary in order to secure or protect any of its rights hereunder or the rights of the Authority under the Indenture; and in such event the Authority shall cooperate fully with the Company and take all necessary action to effect the substitution of the Company for the Authority in any such action or proceeding if the Company shall so request.

SECTION 4.5. Actions Concerning Company. If any payment is ever required to be made hereunder by the Trustee or the Authority to the Company, any instrument evidencing such payments shall be payable to the Company. It shall be sufficient delivery of such instrument if it is delivered to the Company at the address set forth in Section 1304 of the Indenture.

ARTICLE V

SPECIAL REPRESENTATIONS AND COVENANTS

SECTION 5.1. Maintenance and Use of Project. (a) At its own cost and expense the Company shall operate and maintain the Project in compliance with all legal requirements and in good repair and operating condition, reasonable wear and tear excepted, and from time to time shall make all reasonably necessary repairs, renewals and replacements and any repairs, renewals and replacements required to maintain any then existing license or franchise with respect to the Project.

(b) The Company shall (i) use or cause the Project to be used as a hotel or similar overnight lodging facility (including associated restaurant and dining facilities), and a parking garage and retail portion thereof to be used for garage and retail purposes, respectively, (ii) obtain or cause to be obtained and maintained all necessary permits and approvals for the operation of the Project, (iii) comply with all lawful requirements of any governmental authority regarding the Project whether existing or later enacted, whether foreseen or unforeseen or whether involving any change in governmental policy or requiring structural or other changes to the Project, irrespective of the cost of such compliance, a breach or violation of which would materially adversely affect the value of the Project or the financial condition or operations of the Company, and (iv) neither commit nor suffer others to commit a nuisance in or about or any waste upon the Project.

SECTION 5.2. Insurance of Project. The Company shall maintain insurance of such types and in such amounts as are carried, and against such risks as are customarily insured against, by lodging facilities of like size and character as the Project, paying as the same become due all premiums in respect thereto, including without limitation:

(a) All risk insurance in the amount of the full replacement cost of the Project against loss or damage by fire and lightning, with broad form extended coverage for damage by windstorm, explosion, aircraft, smoke, sprinkler leakage, vandalism, malicious mischief and such other risks as are normally included within such coverage (limited only as may be provided in the standard form for such coverage at the time in use in Virginia). If there is any limitation on the period of indemnity, such period shall be specified.

(b) Use and occupancy or business interruption or rent loss insurance in the amount necessary to assure, in the event of damage to or destruction of the Project, for a period of not less than 12 months next succeeding such damage or destruction, payment of (1) principal of and interest on the Bonds, and (2) an amount that the Company has reasonably determined to be adequate to pay all operating costs, including but not limited to, the salaries of officers and employees whose continued employment is necessary to assure the prompt and efficient resumption of operations after the repair or replacement of the Project and to continue operations to the extent possible during such repairs or replacement.

(c) Boiler and machinery insurance, including repair and replacement endorsements, on steam boilers, pressure vessels, pressure piping and miscellaneous apparatus at the Project, covering boiler explosion, similar risks, resulting property damage and use and occupancy losses.

(d) Comprehensive general liability insurance in the amount of at least $2,000,000 per occurrence and an umbrella policy in the amount of at least $5,000,000 against liability for bodily injury, including death resulting therefrom, and for damage to property, including loss of use thereof, arising out of the Company’s maintenance or use of the Project.

(e) Comprehensive automobile liability insurance, including uninsured motorists coverage, against liability for bodily injury, including death resulting therefrom, and against liability for damage to property, including loss of use thereof, for vehicles owned or operated by or on behalf of the Company, Auto medical liability insurance shall be included.

(f) Workers’ compensation insurance with respect to the Project as required by the laws of the Commonwealth of Virginia and employer’s liability insurance.

(g) Flood hazard insurance on all or any part of the Project located in a special flood hazard area as designated by the Department of Housing and Urban Development, in an amount equal to the aggregate Outstanding amount of the Bonds from time to time or the maximum limit of coverage as may be available with respect to the Project under the National Flood Insurance Act of 1968, as amended, whichever is less.

(h) Any other insurance with respect to the Project that the Trustee in its reasonable discretion shall deem necessary.

Any determination of replacement cost required by this Section shall be made by a recognized appraiser or Insurance Consultant selected by the Company.

All such insurance shall be taken out and maintained with insurers selected by the Company and that are licensed to do business in Virginia and may be written with deductible amounts comparable to those on similar policies carried by other lodging facilities of like size and character as the Project. In each policy, other than policies of workers’ compensation and employer’s liability insurance, the Trustee shall be named as an additional insured. The policies required by Sections 5.2(a), (b) and (c) shall contain standard clauses naming the Trustee as mortgagee and requiring that all Net Proceeds resulting from any claim be paid to the Trustee. Unless a policy with such an undertaking is unavailable or is available only at a cost which the Company, with the approval of the Trustee, determines to be unreasonable, each policy shall contain an undertaking by the insurer that such policy shall not be modified adversely to the interests of the Trustee or cancelled without at least 30 days’ prior notice to the Trustee.

All such policies shall be deposited with the Trustee, provided that in lieu of such policies there may be deposited with the Trustee a certificate or certificates of the respective insurers attesting the fact that the insurance required by this Section 5.2 is in full force and effect At the request of the Trustee, the Company shall furnish to the Trustee an annual certificate of the Insurance Consultant reciting that all policies required to be in effect at that time are in full force and effect and that the amount and types of insurance evidence thereby comply with and satisfy all the requirements of this Section 5.2. Prior to the expiration of any such policy, the Company shall furnish the Trustee evidence satisfactory to the latter that the policy has been renewed or replaced or is no longer required by this Loan Agreement.

In lieu of separate policies the Company may maintain blanket or umbrella policies if such policies provide the same coverage required by this Section 5.2 with protection against each risk not reducible by claims for other risks to amounts less than that specified in this Section 5.2 and the Company deposits with the Trustee a certificate or certificates of the respective insurers evidencing such coverage and stating, as required, the amount of coverage with respect to the Project or any part thereof.

To the extent losses for any damage to the Project, however caused, are paid from the Net Proceeds of any insurance required by this Section 5.2, no claim shall be made and no suit shall be brought against the Company by the Authority, the Deed of Trust Trustees, the Trustee or anyone else claiming by, through or under any of them.

SECTION 5.3. Inspection of Project. (a) The Authority and the Trustee and their duly authorized agents shall have the right during business hours between 9:00 a.m. and 5:00 p.m. and upon at least one Business Day’s notice to enter upon and to examine and inspect any part of the Project, and (b) the Authority and the Trustee and their duly authorized agents shall also have the right at all reasonable times and upon reasonable notice to examine the books and records of the Company insofar as such books and records relate to the Company, maintenance and operation of the Project.

SECTION 5.4. Indemnification by Company. The Company shall at all times protect, indemnify and save harmless the Indemnitees from and against all Damages imposed upon or incurred by or asserted against the Indemnitees on account of (a) any failure of the Company to comply with any of the terms of this Loan Agreement, or (b) any loss or damage to property or any injury to or death of any person that may be occasioned by any cause whatsoever, pertaining to the Project or the use thereof, and shall further indemnify and save harmless the Indemnitees from and against all “Damages”, including without limitation:

(a) all amounts paid in settlement of any litigation commenced or threatened against the Indemnitees, if such settlement is effected with the written consent of the Company not to be unreasonably withheld;

(b) all expenses reasonably incurred in the investigation of, preparation for or defense of any litigation, proceeding or investigation of any nature whatsoever, commenced or threatened against the Company, the Project or the Indemnitees;

(c) any judgments, penalties, fines, damages, assessments, indemnitees or contributions; and

(d) the reasonable fees of attorneys, auditors and consultants; provided that the Damages arise out of:

(1) any failure by the Company or its officers, partners, employees or agents to comply with the terms of the Bond Documents to which it is a party and any agreements, covenants, obligations or prohibitions set forth herein or therein;

(2) any action, suit, claim or demand contesting or affecting the title of the Project;

(3) any breach of any representation or warranty of the Company set forth in the Bond Documents to which it is a party or any certificate or any letter of representation delivered by the Company pursuant thereto, and any claim that any statement, representation or warranty of the Company contains or contained any untrue or misleading statement of material fact or omits or omitted to state any material facts necessary to make the statements made therein not misleading in light of the circumstances under which they were made;

(4) any action, suit, claim, proceeding or investigation of a judicial, legislative, administrative or regulatory nature arising from or in connection with the issuance of the Bonds or the financing, acquisition, management, operation or use of the Project; or

(5) any suit, action, administrative proceeding, enforcement action, or governmental or private action of any kind whatsoever commenced against the Company, the Project, or the Indemnitees that might adversely affect the validity or enforceability of the Bonds, the Bond Documents, or the performance by the Company or the Indemnitees of any of their respective obligations thereunder;

provided that such indemnity shall be effective only to the extent of any loss that may be sustained by the Indemnitees in excess of the Net Proceeds received by it or them from insurance, if any, required hereunder or under any of the Bond Documents with respect to such loss, and provided further that the benefits of this section shall not inure to any person other than the Indemnitees and their successors and assigns. Nothing contained herein shall require the Company to indemnify the Authority for any claim or liability resulting from its negligence or willful, wrongful acts or the Trustee, for any claim or liability resulting from its negligence or its willful, wrongful acts.

If any action, suit or proceeding is brought against any Indemnitee for any loss or damage for which the Company is required to provide indemnification under this Section, such Indemnitee shall promptly notify the Company and the Company shall have the right, upon request and at its expense, to resist and defend such action, suit or proceeding, or cause the same to be resisted and defended, by counsel designated by the Company and approved by such Indemnitee, which approval shall not be unreasonably withheld; provided that such approval shall not be required in the case of defense by counsel designated by any insurance company undertaking such defense pursuant to any applicable policy of insurance. The obligations of the Company under this section shall survive any termination of this Loan Agreement. The Company shall have full power to litigate, compromise or settle the same in its sole discretion. A Bondholder shall have the right to employ a separate counsel at the Company’s reasonable expense in any such action and to participate in the defense thereof if such Bondholder can demonstrate it is protecting an interest which is materially different from those of the Company or the other Bondholders.

SECTION 5.5. Liens and Encumbrances. The Company shall not permit any liens or encumbrances including, without limitation, mechanics’ liens, incurred by it or on its behalf to be or to remain perfected against the Project, except for Permitted Encumbrances and Permitted Debt. Any mechanics’ liens which may be filed shall promptly be satisfied or secured by posting with Trustee, a title insurance company or an appropriate court a bond sufficient in amount to discharge such lien and any costs related thereto, in which event, the suffering of such lien shall not constitute an Event of Default under Section 7.1(c) hereof.

SECTION 5.6. Governmental Charges. The Company shall pay before penalties accrue all taxes, fees, assessments, levies, utility charges and other governmental charges of any kind whatsoever (collectively, “Governmental Charges”) which are (i) assessed, levied or imposed against the Project, any machinery, equipment or other property installed or brought by the Company in or on the Project or the Company’s interest therein, or (ii) incurred in the operation, maintenance, use and occupancy of the Project. The Company, however, at its own expense and in its own name, may contest in good faith any Governmental Charges. In the event of such a contest, the Company may permit the Governmental Charges to remain unpaid during the period of the contest and any subsequent appeal unless such action may impair the lien or security interest of any of the Bond Documents on any part of the Project, in which event, such Governmental Charges promptly shall be satisfied or secured by posting with the Trustee, a title insurance company or an appropriate court a bond with surety or letter of credit in an amount sufficient to discharge such obligation. Upon request, the Company shall furnish to the Trustee proof of payment of all Governmental Charges required to be paid by the Company under this Loan Agreement.

SECTION 5.7. Financial Records and Reports. (a) The Company shall maintain proper books of record and account, in which full and correct entries shall be made in accordance with generally accepted accounting principles, of all its business and affairs.

(b) The Company shall from time to time: render such reports concerning the condition of the Project or compliance with this Loan Agreement as the Authority, the Trustee and each Significant Owner may request, and provide them to the Trustee, the Authority (only if requested by the Authority) and any such Significant Owner (each, a “Reporting Party”), including but not limited to, the following reports:

(1) Within 120 days after each December 31 (the “Annual Evaluation Date”) a certificate signed by the general partner of the general partner of the Company stating that the Company has caused its operations for the year to be reviewed and that in the course of that review: (i) no default under the Indenture, or this Loan Agreement or the Deed of Trust has come to its attention or, if such a default has appeared, a description of the default and a plan for the remedy of the default, and (ii) the Company is in compliance with the Debt Service Coverage Ratio Requirement which certificate shall be accompanied by a certification of a certified public accountant,

(2) Within 120 days after each Annual Evaluation Date, copies of its audited financial statements, including a balance sheet, operating statement and cash flow statements prepared in accordance with GAAP, and copies of the management letter delivered by the Company’s auditors in connection with such financial statements.

(3) Within 30 days after the close of each month beginning within 30 days after the end of December, 1998, copies of its internally generated financial statements with respect to the hotel portion of the Project for such month (setting forth a balance sheet, operating statement and cash flow statements prepared in accordance with GAAP for the month in question, year to date, and with respect to the operating statement, comparing budgeted to actual operations), prepared on an accrual basis, together with supplemental reporting of the operating statistics of the Project, credit card receivables, occupancy and payor mix for the Project Debt Service Coverage Ratio, fund balances and any other operating information which any such Significant Owner or the Trustee may reasonably request.

(4) Within 45 days after each March 31, July 31, September 30 and December 31, (each a “Quarterly Evaluation Date”) copies of its internally generated financial statements with respect to the hotel portion of the Project of such fiscal quarter (setting forth balance sheet, operating statement and cash flow statements prepared in accordance with GAAP for the quarter in question, year to date, and with respect to the operating statement, comparing budgeted to actual operation, and if operating expenses exceed, or operating revenues are less than, budgeted amounts by greater than 10 percent, a written explanation of the causes of such variation by the Management Company), prepared on an accrual basis, together with (i) supplemental reporting of the operating statistics of the Project, credit card receivables, payor mix statistics, rental and vacancy information, and any other operating information which any Significant Owner or the Trustee may reasonably request, and (ii) an officer’s certificate evidencing the Company’s compliance or non-compliance with the Debt Service Reserve Coverage Ratio as of such Quarterly Evaluation Date.

(5) Promptly upon receipt of the Company, copies of any correspondence from the Internal Revenue Service as to an audit or potential audit of the tax-exempt status of the Series 1998A Bonds.

(6) Prompt written notice of any litigation or proceeding in which the Company is a party if such litigation, if decided against the Company, would materially and adversely affect the Project or the operations, financial conditions, property or business of the Company, and, to the extent feasible, the status of the Company’s defense of such claim.

(7) Prompt written notice of: (i) any Event of Default, and (ii) the occurrence or nonoccurrence of any event that would cause any of the representations and warranties contained in Article V hereof to be incorrect if made at such time of such event.

(8) Such information with respect to the Project, the Company and the Management Company as the Trustee, the Authority, or any Significant Owner may reasonably request, including without limitation:

(i) any correspondence or filing with any state or federal regulatory agency regulating any portion of the Project;

(ii) copies of all licenses authorizing the Company to operate the Project for its primary intended uses;

(iii) confirmation as to the licensure of the Company as any Reporting Party may reasonably request from time to time; and

(iv) all citations, summons or deficiency reports, and all material correspondence relating thereto, concerning compliance with or enforcement of licensure requirements.

(c) Copies of the reports and statements required to be filed with the Trustee pursuant to this Section 5.7 shall be filed with the Trustee in sufficient quantity to permit the Trustee to retain at |east one copy for inspection by owners of the Bonds and to permit the Trustee to mail a copy to each owner of the Bonds who requests it. The Trustee shall maintain a list of owners of the Bonds who have made such a request.

(d) The Company covenants that the Trustee, the Authority and each Significant Owner by its duly authorized representatives, at reasonable times, upon reasonable notice to the Company in writing, may (i) discuss the financial affairs of the Company with the chief financial officer and chief executive officer of the Company, the senior officer of the Management Company charged with primary responsibility for the Project and chief operating officer of the Management Company, the Company’s accountant reporting on its audited financial statement and any Consultant retained by the Company to analyze its operations or financial affairs and (ii) inspect any part of the Project and the Company books and records and discuss the financial affairs of the Company with respect to the Project with the chief financial officer or chief executive officer of the Company or their duly designated representative.

(e) The Company shall provide to any Bondholder upon request copies of all state inspection reports on the Project.

(f) The Company will provide to the Authority information and materials related to the Project or the Company that are reasonably requested by the Authority from time to time.

SECTION 5.8. Additional Covenants. From the date hereof until Payment of the Bonds the Company covenants as follows:

(a) Debt Service Coverage Ratio. The Company covenants to set rates and charges related to the Project such that Debt Service Coverage Ratio will be at least 1.25 for any four consecutive calendar quarters (the “Debt Service Coverage Ratio Requirement”), where the “Debt Service Coverage Ratio” shall equal the ratio of Net Income to maximum annual debt service requirements of all indebtedness of the Company relating to the Project, provided that if the Debt Service Coverage Ratio falls below 1.20 on any Quarterly Evaluation Date, within 30 days of receipt of such quarterly report the Company shall employ, at the Company’s expense, a Consultant to evaluate the business and recommend changes in the operations to attain the 1.25 coverage. Within 90 days of receipt of such quarterly report of non-compliance, the Company shall deliver to the Authority, the Trustee, the Management Company, each Significant Owner, and any other Holder so requesting, a written report prepared by the Consultant which shall set forth why the Company failed to meet the Debt Service Coverage Ratio Requirement and shall suggest remedies and time periods therefor, all in form and substance satisfactory to the Majority Owners. If the Debt Service Coverage Ratio is at least 1.20 or the Company continuously complies with the recommendations of the Consultant to the extent required hereunder, failure to comply with the Debt Service Coverage Ratio Requirement shall not constitute an Event of Default under this Loan Agreement provided, however, that failure to attain at least a 1.00 Debt Service Coverage Ratio for two consecutive Quarterly Evaluation Dates shall be an Event of Default under this Loan Agreement in accordance with Section 7.1(i).

(b) Debt Service Reserve Fund. The Company is required to fund, upon issuance of the Bonds the Debt Service Reserve Fund to an aggregate amount equal to the Debt Service Reserve Requirement. In lieu of any deposit of cash to the Debt Service Reserve Fund; the Company may fund the Debt Service Reserve Fund with a line or letter of credit, surety bond or bond insurance policy. If the line or letter of credit, surety bond or bond insurance policy expires while any Bonds remain Outstanding and is not extended, replaced or drawn upon in accordance with Section 603(a) of the Indenture at least 30 days prior to its expiration, it shall constitute an Event of Default under the Indenture. If the amount on deposit in the Debt Service Reserve Fund is less than the Debt Service Reserve Requirement at any time, the Company is required to replenish any such deficiency within 90 days after the occurrence of such deficiency.

(c) Franchise and Permits. The Company covenants to maintain the existing franchise as provided in the License Agreement on the hotel portion of the Project or such other franchise as may be acceptable to the Majority Owners. In addition, the Company covenants to maintain all permits and licenses with respect to the Project required to operate a hotel, garage and restaurant facilities, including catering.

SECTION 5.9. Maintenance of Existence. The Company shall maintain its existence as a limited partnership and its qualification to do business in Virginia and shall not dissolve or otherwise dispose of all or substantially all of its assets or consolidate with or merge into another entity without prior consent of the Majority Owners.

SECTION 5.10. Environmental Matters. (a) The Company hereby certifies, represents and warrants that all chemicals, hazardous wastes or other substances used or stored at the Project by the Company will be used and stored in proper containers and will be disposed of properly in accordance with any federal, state or local environmental protection laws or regulations. The Company covenants that it shall make reasonable efforts to cause any user of the Project to comply with all federal, state, local and environmental protection laws and regulations in its occupancy and use of the Project.

(b) The Company, shall comply in all material respects with all federal, state and local environmental protection laws and regulations applicable to the operations of its business and the occupancy and use of the Project.

(c) (i) The Company shall indemnify and hold harmless the Indemnitees and Craigie Incorporated, as initial placement agent with respect to issuance and sale of the Bonds, from and against all losses and Damages suffered by the Indemnitees except those caused by the Indemnitees and Craigie Incorporated, as a result of any claims, liabilities, damages, penalties, costs and expenses (including attorneys’ fees) incurred by the Indemnitees, relating to, or arising as a result of any releases or discharges of hazardous wastes, contamination or pollution on, in, or under the Project, including, without limitation, remedial investigation and feasibility study costs, cleanup costs and other response costs under the Comprehensive Environmental Response Compensation and Liability Act, as modified by the Superfund Amendments and Reauthorization Act of 1986 or any other environmental legislation or regulation, whether federal, state or local. This indemnification shall be effective regardless of whether the Indemnitees have exercised their right to foreclose or take possession of the Project.

(ii) If any claim is made against the Indemnitees which is or may be subject to this indemnification, the Indemnitees and Craigie Incorporated shall promptly, upon receiving written notice thereof, give notice of such claim to the Company; provided, however, that the failure to give such notice shall not release the Company from any of its obligations under this Section 5.10. The Indemnitees and Craigie Incorporated shall have the right, at their option, after reasonable written notice thereof to the Company (including the Company’s option to pay therefor), to comply with the environmental legal requirement which is the subject of such claim and the Company shall promptly reimburse the Indemnitees for the cost of such compliance in order to avoid risks of criminal sanctions or material civil penalties, costs or liabilities to the Indemnitees and Craigie Incorporated. Except as provided in the preceding sentence, the Indemnitees and Craigie Incorporated shall not take steps to comply with such environmental legal requirement so long as the Company is proceeding diligently and in good faith so to comply and so long as noncompliance shall not involve any material risk of forfeiture of the Project or the imposition of a lien thereon having priority over the lien of the Deed of Trust, the Assignment or the Security Agreement.

SECTION 5.11. Restrictions on Mortgage, Sale or Assignments. Except for the lien and security interest provided in the Deed of Trust, the Assignment and the Security Agreement the Permitted Encumbrances or Permitted Debt in accordance with Section 5.16, the Company will not sell, mortgage, assign, transfer or convey the Project or any of its interest hereunder.

SECTION 5.12. Reference to Bonds Ineffective after Bonds Paid and Other Obligations Satisfied. Upon Payment of the Bonds and upon payment of all obligations under this Loan Agreement and the Notes, all references in this Loan Agreement to the Bonds, the Trustee and the Authority shall be ineffective, and neither the Trustee, the holder of the Notes, the Authority nor the holders of any of the Bonds shall thereafter have any rights hereunder except as provided in Sections 5.4 and 5.10 with respect to the Indemnitees.

SECTION 5.13. Certificate as to No Event of Default. The Company shall deliver within 120 days after each December 31, the certificate required by Section 5.7(b)(1).

SECTION 5.14. Notice of Suits. The Company shall notify the Trustee as soon as it has knowledge of any actions, suits or proceedings at law, in equity or before or by any governmental authority, pending, or to its knowledge threatened involving the validity or enforceability of the Bond Documents to which it is a party.

SECTION 5.15. Management Fee Subordination and Selection of Successor Management Company. (a) The Company covenants and agrees that any management agreement with respect to the Project entered into by the Company with the Management Company, or any entity affiliated with the Company or any partners of the Company, shall expressly state that all management fees to be paid by the Company thereunder for Management Company services at the Project will be subordinated to payment of the Notes and other payments due hereunder and in respect of the Bonds upon the occurrence of an Event of Default. This Loan Agreement and the rights and privileges of the Company hereunder are specifically made subject and subordinate to the rights and privileges of the Trustee and the Bondholders set forth in the Indenture.

(b) The Company at all times shall retain a Management Company for the Project pursuant to the management agreement dated as of June 1, 1997, between the Company and KSW Management, L.L.C., a Virginia limited liability company or such other management agreement acceptable to the Majority Owners (in either case, the “Management Agreement”). Any Management Company shall be qualified and have significant experience in the operation of similar facilities and services or comparable operational experience and shall otherwise be acceptable to the Majority Owners. If the Company fails to retain a management company as set forth in the preceding sentence, the Majority Owners shall have the right to retain a Management Company on behalf of the Company, at the sole cost and expense of the Company.

(c) The Company must obtain the written consent of the Majority Owners with respect to (i) any amendment of the Management Agreement, and if there exists on Event of Default, any renewal thereof, or (ii) consent of the Company to assignment or cancellation of the Management Agreement or for any new Management Company and shall notify the Trustee of any appointment of or change in the identity of any Management Company.

(d) The Management Agreement shall provide that the Trustee and the Significant Owners shall be provided notice of any defaults thereunder and, at the option of the Trustee or the Majority Owners, an opportunity to cure such default and shall otherwise be in form and substance satisfactory to the Majority Owners in their sole and absolute discretion. If the Trustee or any Bondholders shall cure any of the Company’s defaults under the Management Agreement, the cost of such cure shall be payable to the Trustee or such Bondholders by the Company upon demand with interest accruing from the demand date at the rate on the Bonds plus 2% and the Trustee or such Bondholders as the case may be, shall have the same rights and remedies for failure to pay such costs on demand as for the Company’s failure to make payments on the Bonds pursuant to Section 4.1. The Company shall deliver to the Trustee any instrument requested by the Majority Owners to implement the intent of the foregoing provision.

SECTION 5.16. Permitted Debt. (a) Except as otherwise provided in this Section, the Company covenants not to incur or assume any Debt, other than Permitted Debt. Except as provided herein, Permitted Debt may be incurred so long as no Event of Default under this Loan Agreement (except in the case of Permitted Debt incurred to refund or redeem the Bonds or other Permitted Debt) has occurred and is continuing.

(b) The Company may incur unsecured Debt in an aggregate outstanding principal amount that, at any time, does not exceed $90,000.

(c) The Company may incur or assume, Equipment Debt, if the principal amount to be so incurred or assumed, taken together with all other Equipment Debt then outstanding, is not in excess of $450,000. Equipment Debt may be secured solely by a lien on and security interest in the equipment or other personal property financed with the proceeds of such Equipment Debt, but not by a lien on or security interest in the Project or its revenues (unless such debt otherwise qualifies as Subordinated Debt).

(d) The Company may incur Subordinated Debt, provided that the proceeds thereof must be used to refinance existing Subordinated Debt and to pay related financing and issuance costs.

SECTION 5.17. Continuing Disclosure. The Company for the benefit of the holders of the Bonds in accordance with Rule 15c2-12 under the Securities Exchange Act of 1934, as amended, has entered into the Continuing Disclosure Agreement pursuant to which it covenants to provide (a) certain annual reports described therein and audited financial statements to certain information repositories and (b) notices of certain events described therein, to certain information repositories or to the Municipal Securities Rulemaking Board. The Company covenants to provide all information provided to information repositories pursuant to the Continuing Disclosure Agreement to the Trustee as well.

SECTION 5.18. Special Arbitrage Covenants. (a) The Authority and the Company certify each to the other and to and for the benefit of the holders of the Series 1998A Bonds that neither the Company nor the Authority shall (1) take any action, or approve the Trustee’s making any investment or use of the proceeds of the Series 1998A Bonds or taking any other action, which would cause the Series 1998A Bonds to be “arbitrage bonds” within the meaning of Section 148 of the Code and the regulations thereunder as may be applicable to the Series 1998A Bonds, or (2) barring unforeseen circumstances, approve the use of the proceeds from the sale of the Series 1998A Bonds otherwise than in accordance with the Authority’s “non-arbitrage” certificate given immediately prior to the issuance of the Series 1998A Bonds.

(b) (i) In the event that, in accordance with Section 148(f) of the Code, any rebate of earnings or profits on investment of any amounts constituting gross proceeds of the Series 1998A Bonds shall be required to be made to the United States of America in order to preserve the tax-exempt status of interest on the Series 1998A Bonds, the Company shall make such rebatable arbitrage payment or cause the same to be made in installments at least once every five years as required by Section 148(f)(3) of the Code and clause (iii) below. In no event shall the Authority or the Trustee have any responsibility or liability for the payment of any rebatable arbitrage, it being understood and agreed that all such responsibility and liability shall be vested in the Company.

(ii) Within 55 days of the anniversary of the issuance of the Series 1998A Bonds, which shall be referred to herein as the end of each Bond Year, and within 55 days of the date of Payment of the Series 1998A Bonds, the Company shall deliver to the Trustee a determination (the “Rebate Certificate”) of the amount of rebatable arbitrage calculated with respect to the Series 1998A Bonds as set forth in Treasury Regulation 1.148-3 or any successor regulation (the “Rebatable Arbitrage Requirement”); provided, however, that the annual determination required by this subparagraph shall be at the option of the Company so long as the amounts in the Bond Fund constitute the only proceeds of the Series 1998A Bonds within the meaning of Section 148 of the Code. The Company hereby agrees to keep a record of such determinations on behalf of the Authority until at least six years after Payment of the Series 1998A Bonds.

(iii) Not later than 60 days after each fifth Bond Year and upon Payment of the Series 1998A Bonds, the Company shall pay or cause to be paid to the United States out of its available funds an amount not less than the rebatable arbitrage then due in respect of the Series 1998A Bonds.

(iv) Notwithstanding anything to the contrary in this Loan Agreement, no payment shall be made by or on behalf of the Company to the United States if the Company obtains an opinion of Bond Counsel to the effect that such payment is not required under Section 148 of the Code in order to prevent the Series 1998A Bonds from becoming “arbitrage bonds.”

(v) The Company agrees to consult with independent certified public accountants of recognized standing, with nationally recognized bond counsel or with other similarly qualified professionals when making the determinations required by this Section 5.20(b).

(vi) Each payment required to be paid to the United States shall be filed with the Internal Revenue Service Center, Philadelphia, Pennsylvania 19255, or such other place as may be hereafter designated by the Internal Revenue Service, accompanied by any forms or documentation required by the Internal Revenue Service. The Trustee and the Authority shall be fully protected in acting on any rebate certificate made by or on behalf of the Company and shall not be liable in any manner to any person for so acting, notwithstanding any error in any such rebate certificate.

(c) The Authority covenants that, if so requested by the Company, it shall execute any form required to be signed by an issuer of tax-exempt bonds in connection with the payment of any rebatable arbitrage requirement, including a Form 8038-T. The Company shall supply all information required to be stated on such form and the Authority shall have no responsibility for the accuracy or completeness of any such information.

SECTION 5.19. Tax-Exempt Status of Series 1998A Bonds. (a) The Authority will not knowingly take any affirmative action or omit to take any action, which act or omission will adversely affect the exclusion from gross income for federal income tax purposes of interest paid on the Series 1998A Bonds. In the event it should do so unknowingly or omit to do so, promptly upon having such matter brought to its attention it will, at the expense of the Company, taken such reasonable actions as may rescind or otherwise negate its unknowing action or omission. The Authority, at the request of the Company, hereby elects to have the provisions of Section 144(a)(4) of the Code relating to “qualified small issue bonds” (including the provisions of Section 144(a)(4)(F) relating to urban development action grants) apply to the Series 1998A Bonds, in accordance with applicable regulations or procedures of the Internal Revenue Service.

(b) The Company covenants and agrees that it will not take or permit any action to be taken or omit to take any action which will cause the interest on the Series 1998A Bonds to become includable in gross income for federal income tax purposes so long as the Series 1998A Bonds are Outstanding; provided that the Company shall not have violated this covenant if interest on any of the Series 1998A Bonds becomes taxable to a person who is a “substantial user” of the Project or a “related person” as such terms are used in Section 147(a) of the Code.

(c) The Company covenants and agrees that the principal amount of the Series 1998A Bonds does not exceed the outstanding principal balance of the PPAV Bonds. As of the date the PPAV Bonds will be redeemed, such principal balance of the PPAV Bonds will equal at least $8,700,000.

(d) The Company covenants and agrees that, within the meaning of Section 147(b) of the Code, the “average maturity” of the Series 1998A Bonds, as calculated by Craigie Incorporated, Richmond, Virginia, as placement agent with respect to the initial offering of the Bonds, does not exceed 120% of the remaining “average reasonably expected economic life” of the Project, such “average maturity” and “average reasonably expected economic life” being computed in the manner contemplated by Section 147(b) of the Code.

(e) The Company covenants and agrees that no more than 25% of the proceeds of the bonds refunded by the PPAV Bonds, the PPAV Bonds or the Series 1998A Bonds have been or will be used to provide a Project the primary purpose of which is one of the following: retail food and beverage services, automobile sales or service, or the provision of recreation or entertainment. The Company further covenants and agrees that no part of the proceeds of the bonds refunded by the PPAV Bonds or the Series 1998A Bonds have been or will be used to provide any of the following and that no part of the Project will be used for any of the following purposes or activities: any airplane, skybox or other private luxury box, health club facility, facility used primarily for gambling, store the principal business of which is the sale of alcoholic beverages for consumption off premises, private or commercial golf course, country club, massage parlor, tennis club, skating facility (including roller skating, skateboard and/or ice skating), racquet sports facility (including any handball or racquetball court), hot tub facility, suntan facility, racetrack, banks, savings and loan institutions or mortgage loan companies, or single or multi-family residences (including residential rental property for family units, as described in Section 145(d) of the Code).

(f) The Company covenants and warrants that the Project is located only at the place or places specified in the notice of public hearing published with respect to the bonds refunded by the PPAV Bonds pursuant to Section 103(k) of the Internal Revenue Code of 1954, as amended.

(g) The Company covenants and agrees that no portion of the payments of principal and interest to be made under the Series 1998A Bonds is directly or indirectly “federally guaranteed,” within the meaning of Section 149(b) of the Code.

(h) The Company represents, covenants and warrants that, within six months before or after the date of issuance of the Series 1998A Bonds, (i) it has not contracted to sell any portion of the Project and will not sell or contract to sell any portion of the Project and (ii) no partnership interests in the Company have been transferred or will be transferred.

ARTICLE VI

DAMAGE, DESTRUCTION, CONDEMNATION AND OTHER LOSS OF TITLE

SECTION 6.1. Damage, Destruction, Condemnation and Other Loss of Title. (a) The Company shall give prompt notice to the Trustee and any Significant Owner of (1) any damage to, or destruction of, any part of the Project, (2) a taking of all or any part of the Project or any right therein under the exercise of the power of eminent domain, (3) any loss of any part of the Project because of failure of title thereto, or (4) the commencement of any proceedings or negotiations that might result in such a taking or loss. Each such notice shall describe generally the nature and extent of such damage, destruction, taking, loss; proceedings or negotiations.

(b)(1) If the Net Proceeds as a result of any damage, destruction, condemnation taking under the threat of condemnation with respect to the Project appear in the Company’s reasonable judgement to be equal to or less than $100,000, such Net Proceeds shall be applied by the Company to repair, restore, modify, improve or replace that portion of the Project so damaged, destroyed, condemned or taken. Any balance of the Net Proceeds remaining after the Project has been repaired, restored or replaced to a state substantially like that prior to the event of damage, destruction or taking shall be used to prepay a portion of the Notes in accordance with Section 8.l(b) and shall be transferred to the Trustee for deposit into Bond Fund to effect a redemption of Bonds in accordance with the extraordinary redemption provisions of the Indenture.

(2) In the event of any damage, destruction, condemnation or taking under the threat of condemnation with respect to the Project that appears in the Company’s reasonable judgment will result in receipt of Net Proceeds in excess of $100,000, the Company shall promptly engage the services of an Insurance Consultant, which shall make a determination within 15 days of the occurrence of such damage, destruction, condemnation or taking as to the amount of Net Proceeds anticipated to result therefrom. The Company shall give prompt notice of such determination to the Trustee and any Significant Owner.

(3) If the Net Proceeds of any damage, destruction, condemnation or taking under the threat of condemnation with respect to the Project appear in the Company’s reasonable judgment to exceed $100,000, but according to the Insurance Consultant engaged pursuant to Section 6.1(b)(2) are not anticipated to exceed $1,500,000, then such Net Proceeds shall be transferred to the Trustee for deposit in the Replacement Reserve Fund and;

(i) The Company shall immediately request that a Consultant prepare a report to determine if (A) the repair, reconstruction, restoration or replacement of the Project or the portion thereof damaged, destroyed or taken is economically feasible and will restore the Project or the portion thereof damaged, destroyed or taken to the physical and operating condition as previously existed, (B) if the Company will have sufficient funds from the Net Proceeds, business interruption insurance proceeds and other available funds to make the payments required hereunder when due, to pay the cost of repairing, reconstructing, restoring or replacing the portion of the Project affected by such damage, destruction or condemnation (including without limitation architects’ and attorneys’ fees and expenses), to pay operating expenses until completion of the repair, reconstruction or replacement of such damaged, destroyed or taken portion of the Project, and (C) the Company is projected to meet the requirements set forth in Section 5.8(a) for the first two Fiscal Years after completion of the repair, reconstruction or replacement, which report shall be delivered to the Trustee and each Significant Owner, within 30 days of the occurrence of such damage, destruction, condemnation or taking. If the report determines the foregoing conditions are satisfied, then within 30 days after delivery thereof, the Company shall deliver to the Trustee:

(x) the plans and specifications, prepared by an architect, necessary to effect such repair, reconstruction or replacement and an executed construction contract for such work; and

(y) cash in an amount equal to the funds, if any, in excess of Net Proceeds and business interruption insurance proceeds required by the report delivered under clause (i) above; and

(z) any other documents which the Trustee may, or at the request of the Majority Owners shall, require including an assignment of the construction contract, surety bonds, and an agreement with a construction monitor acceptable to the Majority Owners to oversee the construction; and

the Company shall promptly proceed to repair, reconstruct and replace the affected portion of the Project, including all fixtures, furniture and equipment and effects, to the extent possible, to its condition immediately prior to the occurrence giving rise to the Net Proceeds. Any balance of the Net Proceeds remaining after the Project has been repaired, restored or replaced to a state substantially like that prior to the event of damage, destruction or taking shall be used to prepay a portion of the Notes in accordance with Section 8.l(b) and shall be transferred to the Trustee for deposit into the Bond Fund to effect a redemption of Bonds in accordance with the extraordinary redemption provisions of the Indenture.

(ii) If the report delivered determines that the conditions are not satisfied or fail to meet the requirements relating to repair or reconstruction or replacement in clause (i) above, the Company shall repay the Notes and the Bonds shall be redeemed as set forth in paragraph (4) below.

(4) Under the circumstances set forth in Section 6.1(b)(3)(ii) hereof and if the Company has not received the written approval of the Majority Owners waiving the requirement of Section 6.1(b)(3)(ii), or if the Net Proceeds are anticipated by the Insurance Consultant to exceed $1,500,000 and the Company has not received the written approval of the Majority Owners waiving a resulting repayment of the Notes and redemption of the Bonds, the Notes shall be paid and the Bonds redeemed in full without premium and the Net Proceeds shall be deposited in the Bond Fund for such purpose. If the Net Proceeds are insufficient to redeem the Bonds in full, the Company shall provide to the Trustee for deposit into the Bond Fund moneys which, together with the Net Proceeds, will be sufficient to redeem all of the Bonds pursuant to the extraordinary redemption provisions of the Indenture.

SECTION 6.2 Net Proceeds of Business Interruption Insurance. The Company shall receive the Net Proceeds of any use and occupancy, business interruption or rent loss insurance required by Section 5.2(b), provided that if any Event of Default has occurred and is continuing, the Trustee shall hold and apply such Net Proceeds as provided in Section 907 of the Indenture.

ARTICLE VII

EVENTS OF DEFAULT AND REMEDIES

SECTION 7.1. Event of Default Defined. Each of the following events is hereby declared an Event of Default hereunder:

(a) Failure of the Company to make any payment on the Notes when due and payable, whether at the stated maturity thereof or upon its maturity thereof by acceleration;

(b) Any Event of Default under the Indenture, the Bonds, the Notes, the Deed of Trust, the Security Agreement or the Assignment of Rents and Leases or an event of default under any instrument or instruments pursuant to which Subordinated Debt was incurred and not cured within applicable cure periods, if any;

(c) Failure of the Company to observe and perform any of its other covenants, conditions or agreements hereunder or in any other Bond Document for a period of 30 days after notice specifying such failure and requesting that it be remedied, given by the Authority or the Trustee to the Company, or in the case of any such default that cannot with due diligence be cured within such 30 day period, failure of the Company to proceed promptly to cure the same and thereafter prosecute the curing of such default within 60 days after notice from the Trustee;

(d) Any warranty, representation or other statement by or on behalf of the Company contained in this Loan Agreement or the Bond Documents or in any instrument furnished in compliance with or in reference to this Loan Agreement or the Bond Documents or in connection with the issuance and sale of the Bonds is false and misleading in any material respect;

(e) (1) Failure of the Company to pay generally its debts as they become due, (2) commencement by the Company of a voluntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or similar law and not withdrawn within 45 days after filing, (3) consent by the Company to the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official for the Company or any substantial part of its property, or to the taking possession by any such official of any substantial part of the property of the Company and not dismissed within 60 days, (4) making by the Company of any assignment for the benefit of creditors generally, or (5) taking of corporate action by the Company in furtherance of any of the foregoing;

(f) The (1) entry of any final non-appealable decree or order for relief by a court having jurisdiction over the Company or its property in an involuntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable state bankruptcy, insolvency or similar law, (2) appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official for the Company or any substantial part of its property not dismissed within 45 days, or (3) entry of any final, non-applicable order for the termination or liquidation of the Company or its affairs;

(g) Failure of the Company within 90 days after the commencement of any proceedings against it under the federal bankruptcy laws or state bankruptcy, insolvency or similar law, to have such proceedings dismissed or stayed;

(h) The commencement of foreclosure or other enforcement proceeding by the holder of any secured Subordinated Debt permitted by Section 5.16 that is not dismissed within 30 days; or

(i) Failure of the Company to achieve a 1.00 Debt Service Coverage Ratio for two consecutive Quarterly Evaluation Dates.

The foregoing provisions of subsections (b) or (c) are subject to the limitation that if by reason of force majeure the Company is unable in whole or in part to observe and perform any of its covenants, conditions or agreements hereunder, other than its obligations contained in Sections 3.4, 4.1(b), 5.2, 5.4, 5.5, 5.8, 5.9, 5.10 and 5.11, the Company shall not be deemed in default during the continuance of such inability. The term “force majeure” as used herein shall include without limitation acts of God; strikes, lockouts or other disturbances; acts of public enemies; orders of any kind of the government of the United States of America or the Commonwealth of Virginia or any political subdivision thereof or any of their departments, agencies or officials, or any civil or military authority; insurrections; riots; epidemics; landslides; lightning; earthquakes; fires; hurricanes; tornadoes; storms; floods; washouts; droughts; restraint of government and people; civil disturbances; or explosions. The Company shall remedy with all reasonable dispatch the cause or causes preventing the Company from carrying out its covenants, conditions and agreements; provided that the settlement of strikes, lockouts and other industrial disturbances shall be entirely within the discretion of the Company, and the Company shall not be required to make settlement of strikes, lockouts and other industrial disturbances by acceding to the demands of any opposing party when such course is in the judgment of the Company not in its best interests.

SECTION 7.2. Remedies on Default. Whenever any Event of Default hereunder shall have occurred and is continuing, the Trustee shall have the following rights and remedies:

(a) The Trustee may, and upon request of holders of 25% of outstanding principal amount of Bonds, regardless of whether there has been an acceleration of the Bonds under the Indenture shall, declare all amounts payable as principal and interest on the Notes to be immediately due and payable, whereupon the same shall become immediately due and payable with a 5% premium due and payable thereon, provided, however, that no such premium shall be payable unless such Event of Default and acceleration shall be for the purpose of or have the result of accomplishing a sale of the Project, either by or on behalf of the Company, not initiated by the Trustee or a refinancing of the Project or in conjunction with the transfer of the Project to any person or entity related to, or any one or more of the stockholders, partners or members of which are related to, the Company, its general partner, or any partner of its general partner.

(b) The Trustee may inform the Deed of Trust Trustees of the Event of Default and pursuant to the Deed of Trust instruct the Deed of Trust Trustees to enter, take possession of and sell, lease, rent or otherwise transfer or use all or any part of the Project.

(c) The Trustee may have access to and inspect, examine and copy the financial books, records and accounts of the Company.

(d) The Trustee may take whatever action at law or in equity may appear necessary or desirable to collect the amounts then due and thereafter to become due or to enforce observance or performance of any covenant, condition or agreement of the Company under the Notes, this Loan Agreement, the Deed of Trust, the Security Agreement or the Assignment.

(e) The Trustee may exercise all rights and remedies provided in the Deed of Trust.

(f) The Trustee may provide for the satisfaction of any covenant on behalf of the Company, in which case the Trustee shall be entitled to reimbursement for any expenses incurred in connection therewith plus interest at a rate equal to the applicable interest rate on the Notes plus 2%.

(g) The Trustee may arrange to have a receiver appointed with respect to the Project.

SECTION 7.3. No Remedy Exclusive. No remedy set forth in Section 7.2 is intended to be exclusive of any other remedy, and every remedy shall be cumulative and in addition to every other remedy herein or now or hereafter existing at law, in equity or by statute. No delay or failure to exercise any right or power accruing upon an Event of Default shall impair any such right or power or shall be construed to be a waiver thereof, and any such right or power may be exercised from time to time and as often as may be deemed expedient.

SECTION 7.4. Attorneys’ Fees and Other Expenses. The Company shall on demand pay to the Authority and the Trustee the reasonable fees of attorneys and other reasonable expenses incurred by either of them in the collection of payments due hereunder or under the Notes or the enforcement of any other obligation of the Company upon an Event of Default.

SECTION 7.5. No Additional Waiver Implied by One Waiver. If either party or its assignee waives a default by the other party under any covenant, condition or agreement herein, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.

ARTICLE VIII

TERMINATION OF AGREEMENT AND PREPAYMENT

SECTION 8.1. Prepayment in Certain Events. (a) The Company shall be required to prepay the Notes without premium in full or in part and, if in full, to terminate this Loan Agreement at any time if one of the following has occurred:

(1) Damage or destruction of the Project by fire or other casualty to such extent that, (i) in accordance with Section 6.1(b)(4), the Notes are required to be paid, or (ii) the Company elects not to repair, rebuild or restore the Project.

(2) Loss of title to or use of substantially all of the Project as a result of the exercise of the power of eminent domain or failure of title which, in the opinion of the Company’s general partner expressed in a certificate filed with the Trustee, prevents or is likely to prevent the Company from carrying on its normal operations at the Project for a period of 12 months.

(3) A change in the Constitution of Virginia or of the United States of America or a legislative or administrative action (whether local, state or federal) or a final decree, judgment or order of any court or administrative body (whether local, state or federal) contested by the Company in good faith that causes this Loan Agreement, the Deed of Trust, the Security Agreement, or the Notes to become void or unenforceable or impossible of performance in accordance with the intent and purpose of the parties as expressed herein or that causes unreasonable burdens or excessive liabilities to be imposed on the Authority or the Company not being imposed as of December 1, 1998.

(4) The Company is dissolved.

(b) In the case of partial damage or destruction of the Project or of a partial condemnation, or sale under threat thereof, of failure of title to part of the Project, the Company shall have the option to prepay the Notes in part without premium, provided that in the opinion the Company’s general partner’s general partner filed with the Trustee stating that (A) the property forming a part of the Project that was damaged, destroyed, taken by or sold under threat of such condemnation proceeding or lost because of such failure of title is not essential to the normal use or occupancy of the Project, or (B) the Project has been restored to substantially its same condition as before such damage, destruction, condemnation proceeding, sale, or failure of title, or (C) improvements to the Project have been constructed or acquired which give the Project a ratio of value to amount of the Bonds Outstanding not less than that existing before such damage, destruction, condemnation proceeding, sale, or failure of title. In such case, the Bonds will be redeemed to the extent of the Net Proceeds of such condemnation or insurance carried for such damage or destruction and not applied to the restoration, construction or acquisition.

(c) To exercise any option or election contained in this Section 8.1, the Company shall within 90 days after the event permitting its exercise file the required resolutions with the Trustee and specify a date not more than 35 days after receipt of the Net Proceeds for making such prepayment. In such case the Authority shall cause the Trustee to redeem the Bonds as provided in Section 302 of the Indenture.

SECTION 8.2. General Option To Prepay the Notes.

(a) The Company shall have the option to prepay the Notes in whole or in part at any time on or after July 1, 2008, with any applicable premium, upon making arrangements satisfactory to the Trustee for the giving of any required notice of redemption of the Bonds and upon payment of an amount equal to the redemption price of the Bonds to be redeemed, all in accordance with the provisions of the Indenture.

(b) Notwithstanding Section 8.2(a), the covenants in Sections 5.4 shall continue, as long as any claim may be brought against the Authority related to the Bonds or the Project.

SECTION 8.3. Mandatory Payments. The Company shall pay its obligations under the Notes to the same extent that the Bonds must be redeemed under Section 304 of the Indenture.

SECTION 8.4. Amount Required for and Manner of Payment. To prepay or pay the Notes, as the case may be, under Sections 8.1, 8.2 or 8.3, the Company (a) shall pay to the Trustee for deposit into the Bond Fund moneys in an amount which, together with moneys then held by the Trustee and available for such purpose, will be sufficient to pay the redemption price of the Bonds to be redeemed in connection with such prepayment and (c) shall make arrangements satisfactory to the Authority and the Trustee for full or partial redemption of the Bonds as soon as permitted or required by the Indenture and for payment of the fees and expenses of the Authority and the Trustee in connection with such redemption. The Trustee shall accept such payment for deposit in the Bond Fund for redemption of the Bonds in the manner, at the time and to the extent provided in the Indenture.

SECTION 8.5. Effect of Prepayment. Prepayment of the Notes in full pursuant to this Article shall terminate the obligations of the Company under the Notes and this Loan Agreement, but only if (a) the Indenture shall thereby have been discharged, and (b) the fees and expenses of the Trustee and the Authority shall have been paid, or satisfactory arrangements for payment thereof shall have been made.

ARTICLE IX

MISCELLANEOUS

SECTION 9.1. Term of Agreement; Amounts Remaining in Funds. This Loan Agreement shall be effective upon execution and delivery hereof, and subject to earlier termination upon discharge of the Indenture pursuant to Article VIII thereof shall expire at midnight on July 1, 2016, after Payment of the Bonds, or if discharge of the Indenture has not occurred on such date, when such discharge shall have occurred. Any amounts remaining in the funds established by the Indenture after Payment of the Bonds and payment of the fees and expenses of the Trustee and the Authority in accordance with the Indenture shall belong to and be paid to the Company or its order by the Trustee as overpayment of amounts due.

SECTION 9.2. Notices, etc. Unless otherwise provided herein, all demands, notices, approvals, consents, requests and other communications hereunder shall be given as provided in Section 1304 of the Indenture.

SECTION 9.3. Amendments to Agreement and Notes. Neither this Loan Agreement nor the Notes shall be amended or supplemented subsequent to the issuance of the Bonds and before Payment of the Bonds, without the consent of the Trustee, as assignee of the Authority and the Company, given in accordance with Article XII of the Indenture.

SECTION 9.4. Successors and Assigns. This Loan Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns, including the Trustee.

SECTION 9.5. Severability. If any provision of this Loan Agreement shall be held invalid by any court of competent jurisdiction, such holding shall not invalidate any other provision hereof.

SECTION 9.6. Non-Recourse. Anything contained in any provision of this Loan Agreement, the Deed of Trust, the Security Agreement, the Assignment or the Notes notwithstanding, in the event of any proceeding to foreclose under the Deed of Trust or otherwise to enforce the provisions of the Notes, this Loan Agreement, or the Deed of Trust, the Security Agreement or the Assignment, neither the Authority nor the Trustee or other holder of the Notes (collectively, the “Noteholder”), nor any Bondholder, nor any beneficiary of, nor any trustee under the Deed of Trust shall be entitled to take any action to procure any personal money judgment or any deficiency decree against present or future general or limited partner of the Company or its or their heirs, personal representatives, successors and assigns as obligor hereunder, it being understood and agreed that recourse hereon and under the Deed of Trust, the Security Agreement, the Assignment, and the Notes shall be limited to the security from time to time provided with respect to the Notes and this Loan Agreement and any other property of the Company; provided, however, nothing herein contained shall limit or be construed to limit or impair the enforcement against the premises covered thereby or any other additional security as may from time to time be given to the beneficiary hereof as security for the performance of this Loan Agreement, the Deed of Trust, the Security Agreement, the Assignment, the Notes, or any other instrument now or hereafter securing the Notes or this Loan Agreement, the Deed of Trust, the Security Agreement, the Assignment, or the Notes, or any other instruments. Notwithstanding the foregoing, the provisions of this Section shall be null and void and have no force and effect to the extent of any loss suffered by the Noteholder or any Bondholder or any beneficiary of or any trustee under the Deed of Trust related to, or on account of (a) fraud or any material misrepresentation by the Company in connection with the Loan, (b) the retention of any income arising with respect to the Project and collected by the Company after an Event of Default (to the full extent of the income collected by the Company and not applied to the costs and expenses of operating the Project), (c) the removal or disposal by the Company (other than in accordance with the terms of the Deed of Trust or the Security Agreement) of any tangible personally (to the extent of the fair market value of the tangible personally so removed or disposed of), (d) the misapplication by the Company contrary to the provisions of the Deed of Trust or the Security Agreement or the Loan Agreement of (1) any Bond proceeds, (2) any Net Proceeds paid under any insurance policies by reason of damage, loss or destruction to any portion of the Project (to the full extent of such Net Proceeds so misapplied), or (3) any Net Proceeds or awards resulting from the condemnation of all or any part of the Project (to the full extent of such Net Proceeds or awards so misapplied), or (e) Company’s obligations under Sections 5.4 and 5.10. Nothing herein shall be deemed to prohibit the naming of the Company, its successors and assigns, in an action to realize upon the remedies provided herein either at law or in equity, subject to the foregoing limitation against a personal money judgment or deficiency decree against any general or limited partner of the Company.

SECTION 9.7. Applicable Law; Entire Understanding. This Loan Agreement shall be governed by the applicable laws of the Commonwealth of Virginia. This Loan Agreement, the Notes, and the other agreements and instruments referred to herein or therein, express the entire understanding of the parties, and none of the agreements between the parties may be modified except in writing signed by the parties.

SECTION 9.8. Counterparts. This Loan Agreement may be executed in several counterparts, each of which shall be an original and all of which together shall constitute but one and the same instrument; except that to the extent, if any, that this Loan Agreement shall constitute personal property under the Uniform Commercial Code of Virginia, no security interest in this Loan Agreement may be created or perfected through the transfer or possession of any counterpart of this Loan Agreement other than the original counterpart, which shall be the counterpart containing the receipt therefor executed by the Trustee following the signatures to this Loan Agreement.

IN WITNESS WHEREOF, the Authority and the Company have caused this Loan Agreement to be executed in their respective names by their duly authorized officers, all dated as of the date first above written.

HAMPTON REDEVELOPMENT AND HOUSING AUTHORITY

By:
Chairman

OLDE HAMPTON HOTEL ASSOCIATES, A VIRGINIA LIMITED PARTNERSHIP

By its general partner HHA, Ltd., a Virginia limited partnership

By:
Jack H. Shiver, General Partner

By:
J. Edward Watson, III, General Partner

RECEIPT

Receipt of the foregoing original counterpart of the Loan Agreement, dated as of December 1, 1998, between the Hampton Redevelopment and Housing Authority and Olde Hampton Hotel Associates, A Virginia Limited Partnership is hereby acknowledged, this 18th day of December 1998.

CRESTAR BANK, as Trustee

By:
Its:	VP

EXHIBIT A

Exhibit A to Loan Agreement between the Hampton Redevelopment and Housing Authority and Olde Hampton Hotel Associates, A Virginia Limited Partnership.

Promissory Note

$	December , 1998

Olde Hampton Hotel Associates, A Virginia Limited Partnership (the “Company”), for value received, hereby promises to pay to the Hampton Redevelopment & Housing Authority (the “Authority”), or assigns, the principal sum of $             as follows.

Principal of the Series 1998   Bonds, hereinafter defined, shall be payable on July 1 of each year beginning             , with interest thereon payable on                     , and thereafter semiannually on each January 1 and July 1, in amounts and at the rates and in the manner set forth in Sections 202, 302, 303 and 304 of the Indenture, hereinafter defined.

Payments on the installments of principal on this Note shall be payable on the first day of each month, [(a)] commencing in                     , 1999, [through                          , with the amount payable on each such date being 1/     of the amount of principal of the Series 1998   Bonds due on                    , and (b) thereafter,] with the amount payable in each such installment being 1/12 of the amount of principal of the Series 1998   Bonds due, whether by sinking fund redemption or maturity, on the next July 1, and with credits toward such amounts determined in accordance with the Indenture, but with the full amount of each such installment of principal for each year to be paid by July 1 of each year. Payments of interest shall be payable on the first day of each month, commencing in January 1999, with amounts payable on each such date being 1/6 of the amount of interest on the Series 1998   Bonds due on the next succeeding January 1 or July 1, as applicable, and with credits toward such amounts determined in accordance with the Indenture and the Loan Agreement, hereinafter defined. All payments hereon shall be applied first to interest and then to principal.

Payments shall be made in lawful money of the United States of America at the corporate trust office of the Trustee, hereinafter defined, in Richmond, Virginia, or at such other place as the Trustee may direct in writing. The principal hereof, premium, if any, and interest hereon shall be payable by the Company depositing the same with or to the account of the Trustee at or prior to the opening of business on the day such payments shall become due and payable (or the next preceding business day if such date is a Saturday, Sunday or holiday in the city in which the principal office of the Trustee is located).

If at any time the amount held by the Trustee in the Bond Fund, as defined in the Indenture, should be sufficient to pay at the times required the principal of, and premium, if any, and interest on the Bonds, hereinafter defined, then remaining unpaid and to pay all fees and expenses of the Trustee and the paying agent accrued and to accrue through final payment of the Bonds, the Company shall not be obligated to make any further payments hereunder, except to the extent losses may be incurred in connection with investment of moneys in such funds.

The Authority, by the execution of the Indenture and the assignment forms at the foot of this Promissory Note and of the Parity Note, as hereinafter defined, is assigning this Promissory Note and the Parity Note and the payments thereon to Crestar Bank (the “Trustee”), acting pursuant to an Indenture of Trust dated as of December 1, 1998 (the “Indenture”), between the Authority and the Trustee, as security for the Authority’s $8,700,000 First Mortgage Revenue Refunding Bonds (Olde Hampton Hotel Association Project), Series 1998A (the “Series 1998A Bonds”) and its $370,000 Taxable First Mortgage Revenue Bonds (Olde Hampton Hotel Association Project), Series 1998B (the “Series 1998B Bonds” and, collectively with the Series 1998A Bonds, the “Bonds”), as issued pursuant to the Indenture. Payments of principal of and interest on this Promissory Note and on the Parity Note shall be made directly to the Trustee for the account of the Authority pursuant to such assignment and applied only to the principal of and premium, if any, and interest on the Bonds. All obligations of the Company hereunder shall terminate when all sums due and to become due pursuant to the Indenture, this Promissory Note, the Loan Agreement, hereinafter defined, and the Bonds have been paid or provided for in full.

Anything contained in any provision of this Promissory Note, the Loan Agreement, the Deed of Trust, the Security Agreement or the Assignment, each as defined in the Loan Agreement, notwithstanding, neither the Noteholder nor any Bondholder shall be entitled to take any action to procure any personal money judgment or any deficiency decree against the Company or any present or future partner thereof or its or their heirs, personal representatives, successors and assigns as obligor hereunder, it being understood and agreed by the acceptance hereof by such beneficiary that recourse hereon and under the Loan Agreement, the Deed of Trust, the Security Agreement and the Assignment shall be limited to the security from time to time provided with respect to this Promissory Note, if any; provided, however, nothing herein contained shall limit or be construed to limit or impair the enforcement against the premises covered thereby or any other additional security as may from time to time be given to the beneficiary hereof as security for the performance of this Promissory Note, the Loan Agreement, the Deed of Trust, the Security Agreement, the Assignment or any other instrument now or hereafter securing this Promissory Note, or the rights and remedies of the Noteholder, its successors and assigns, under this Promissory Note, the Loan Agreement, the Deed of Trust, the Security Agreement, the Assignment or any other instruments. Notwithstanding the foregoing, the provisions of this Section shall be null and void and have no force and effect to the extent of any loss suffered by the Noteholder or any Bondholder or any beneficiary of or the Trustees under the Deed of Trust as a result of the Company’s committing any act of fraud (which shall mean an intentional misrepresentation of a material fact reasonably relied upon by another party). Nothing herein shall be deemed to prohibit the naming of the Company, its partners, their successors and assigns, in an action to realize upon the remedies provided herein either at law or in equity, subject to the foregoing limitation against a personal money judgment or deficiency decree against the partners of the Company or their heirs, personal representative, successors and assigns.

The Company shall have the option to prepay this Promissory Note in whole or in part upon the terms and conditions and in the manner specified in the Loan Agreement dated as of December 1, 1998 (the “Loan Agreement”), between the Authority and the Company.

This Promissory Note and the Company’s $             promissory note dated the date hereof (the “Parity Note”) are issued to evidence the Company’s payment obligation in Section 4.1 of the Loan Agreement and are entitled to the benefits and subject to the conditions thereof, including the provisions of Section 4.4 thereof that the Company’s obligations thereunder and hereunder, except as provided above, shall be unconditional.

Upon the occurrence of certain Events of Default, as defined in the Indenture, the principal of this Promissory Note may be declared, and the same shall become, due in accordance with the Indenture.

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IN WITNESS WHEREOF, the Company has caused this Promissory Note to be executed by its duly authorized General Partner as of the date first above written,

OLDE HAMPTON HOTEL ASSOCIATES, A VIRGINIA LIMITED PARTNERSHIP

By its general partner HHA, Ltd., a Virginia limited partnership

By:
Jack H. Shiver, General Partner

By:
J. Edward Watson, III, General Partner

A-3

ASSIGNMENT

The Hampton Redevelopment and Housing Authority (the “Authority”) hereby irrevocably assigns, without recourse, the foregoing Promissory Note to Crestar Bank (the “Trustee”), as trustee under an Indenture of Trust dated as of December 1, 1998 (the “Indenture”), between the Authority and the Trustee and hereby directs Olde Hampton Hotel Associates, A Virginia Limited Partnership as the maker of the Promissory Note, to make all payments of principal of and premium, if any, and interest thereon, directly to the Trustee at its office in Richmond, Virginia, or at such other place as the Trustee may direct in writing. Such assignment is made as security for the payment of the Authority’s Revenue Refunding Bonds (Olde Hampton Hotel Associates Project), Series 1998A, and its Taxable First Mortgage Revenue Bonds (Olde Hampton Hotel Associates Project), Series 1998B, issued pursuant to the Indenture.

HAMPTON REDEVELOPMENT AND HOUSING AUTHORITY

By:
Chairman

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